Exhibit 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Reports Strong Results for

Third Quarter Fiscal Year 2006

Third Quarter Financial Highlights:

•	Reported revenue increased 13% year-over-year to $67.6 million

•	Deferred revenue increased 51% year-over-year to end at $87.8 million

•	Non-GAAP net income of $6.9 million and GAAP net income of $5.7 million

•	Non-GAAP diluted earnings per share of $0.08 and GAAP diluted earnings per share of $0.06

•	Non-GAAP cash flow from operations of approximately $16.7 million, excluding restructuring related payments of $326,000; GAAP cash flow from operations of approximately $16.3 million.

ALAMEDA, Calif., November 22, 2005— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today reported its third quarter fiscal year 2006 operating results.

“Our investments in leading the industry shift to device software optimization are just beginning to produce measurable results,” said Ken Klein, president, chief executive officer and chairman of Wind River. “Our strong financial performance and significant progress on our product roadmap underscore our ability to deliver on our commitments – to our customers, to our stockholders and to our employees.”

Total revenue for the third quarter ended October 31, 2005 was $67.6 million, a 13% increase over revenue of $60.0 million for the third quarter ended October 31, 2004.

Generally accepted accounting principles (GAAP) net income for the third quarter of fiscal year 2006 was $5.7 million, or $0.06 per share, as compared to net income of $2.3 million, or $0.03 per share for the third quarter of fiscal year 2005.

Non-GAAP net income for the third quarter of fiscal year 2006 was $6.9 million, or $0.08 per diluted share, as compared to non-GAAP net income of $3.1 million, or $0.04 per diluted share for the third quarter of fiscal year 2005.

During the third quarter, the company repurchased 408,700 shares of its common stock for an aggregate total of approximately $5.0 million.

“Our third quarter key financial metrics demonstrate our focus on delivering profitable growth,” said Mike Zellner, chief financial officer and senior vice president, finance and administration. “We will continue to focus on investing in people, operational efficiency and systems in order to sustain our momentum.”

Financial Outlook

The following statements regarding Wind River’s outlook for the fourth quarter of fiscal year 2006, full fiscal year 2006, and other statements in this press release are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks that may impact actual results. Wind River plans to discuss its business outlook, based on current expectations on its quarterly earnings conference call. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q4 Fiscal Year 2006, Wind River expects:

•	Revenue to be between $72 million and $74 million.

•	Earnings per share to be between $0.10 and $0.11 on a GAAP basis.

•	Earnings per share to be between $0.11 and $0.12 on a Non-GAAP basis.

For Fiscal Year 2006, Wind River expects:

•	Revenue to be between $268 million and $270 million.

•	Earnings per share to be between $0.27 and $0.28 on a GAAP basis.

•	Earnings per share to be between $0.29 and $0.30 on a Non-GAAP basis.

All references to earnings per share are calculated on a fully-diluted basis. Wind River provides non-GAAP net income and net income per share as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or a substitute for, GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income and net income per share for the three-month and nine-month periods ended October 31, 2005 and 2004 were computed by adjusting GAAP net income and net income per share to exclude amortization of purchased and other intangibles, gain on investments, impairment of assets, payroll tax on stock option exercises, realized loss on repurchase of bonds and restructuring charges. The non-GAAP earnings per share forecast for the three-month period ending January 31, 2006 and the twelve-month period ending January 31, 2006 was computed by adjusting GAAP earnings per share to exclude potential restructuring charges and the impact of amortization associated with purchased and other intangibles. Consistent with prior quarters, Wind River applies the same tax charge to its GAAP and non-GAAP results. Wind River provides a reconciliation of its GAAP and non-GAAP net income and net income per share for the three-month and nine-month periods ended October 31, 2005 and 2004 on page four of this release. Wind River’s management refers to these non-GAAP measures in making operating decisions because they provide meaningful information regarding Wind River’s operational performance. For example, the non-GAAP results are an indication of Wind River’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s business segment operational results. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. Wind River includes these non-GAAP financial measures in its earnings announcement because the company believes they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making. Wind River has not completed its 10-Q review process for the quarter ended October 31, 2005 and accordingly, the operating results for the third quarter of fiscal year 2006 may be adjusted upon completion of its review. Actual operating results for this period could be different based on factors such as settlement of accruals and certain other adjustments.

Wind River is required to begin accounting for stock options in accordance with Financial Accounting Standards No. 123R, Share-Based Payment (“FAS 123R”), beginning on February 1, 2006, which means the quarter ending April 30, 2006 will be the first quarter in which Wind River is required to reflect expenses associated with stock options in its GAAP-basis income statement.

Conference Call

The company will host a conference call at 2:00 p.m. Pacific Time on November 22, 2005 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=91814&eventID=1111726. A telephone replay of the conference call will be available after 5:00 p.m. Pacific Time on November 22, 2005 until 11:59 p.m. Pacific Time on November 29, 2005. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 8343291. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-irhome.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue and GAAP and non-GAAP earnings per share for the fourth quarter ending January 31, 2006 and the fiscal year ending January 31, 2006, the expected benefits of Wind River’s investments in leading the industry shift to device software optimization, and Wind River’s continued focus on investing in people, productivity and systems. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to, the potential release of all or a portion of Wind River’s valuation allowance associated with its deferred tax assets, the success of Wind River’s implementation of its new and current products, business models and market strategies, the ability to address rapidly changing technology and markets and to deliver our products on a timely basis, the ability of our customers to sell products that include the company’s software, the impact of competitive products and pricing, weakness in the economy generally or in the technology sector specifically, the success of the company’s strategic relationships, the impact of changes to accounting for stock-based compensation pursuant to FASB’s statement of financial accounting standards No. 123R, the impact of charges for restructuring and other costs and risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2005	2004	2005	2004
Revenues, net:
Product	$31,445	$32,230	$94,307	$90,205
Subscription	18,450	12,387	52,798	34,224
Services	17,712	15,378	49,008	47,776

Total revenues	67,607	59,995	196,113	172,205

Cost of revenues:
Product	1,957	1,690	5,188	4,210
Subscription	2,939	2,876	8,610	8,361
Services	10,119	7,581	28,604	24,344
Amortization of purchased intangibles	133	309	395	1,630

Total cost of revenues	15,148	12,456	42,797	38,545

Gross profit	52,459	47,539	153,316	133,660

Operating expenses:
Selling and marketing	23,418	23,038	71,588	66,622
Product development and engineering	16,193	15,010	49,862	44,341
General and administrative	5,613	5,324	16,645	15,723
Amortization of other intangibles	23	230	70	527
Restructuring charges	765	313	1,187	2,370
Impairment of assets	313	—	313	—

Total operating expenses	46,325	43,915	139,665	129,583

Income from operations	6,134	3,624	13,651	4,077

Other income (loss), net	668	(670)	1,531	(632)

Income before provision for income taxes	6,802	2,954	15,182	3,445
Provision for income taxes	1,071	690	1,978	1,640

Net income	$5,731	$2,264	$13,204	$1,805

Net income per share:
Basic	$0.07	$0.03	$0.16	$0.02
Diluted	$0.06	$0.03	$0.15	$0.02
Shares used in per share calculation:
Basic	85,016	82,391	84,099	81,909
Diluted	89,408	86,290	89,290	85,412
Reconciliation to Non-GAAP net income
Net income	$5,731	$2,264	$13,204	$1,805
Amortization of purchased and other intangibles	156	539	465	2,157
Gain on investments	(45)	—	(355)	(513)
Impairment of assets	313	—	313	—
Payroll tax on stock option exercises	27	—	435	—
Realized loss on repurchase of bonds	—	—	400	—
Restructuring charges	765	313	1,187	2,370

Non-GAAP net income	$6,947	$3,116	$15,649	$5,819

Non-GAAP net income per share:
Basic	$0.08	$0.04	$0.19	$0.07
Diluted	$0.08	$0.04	$0.18	$0.07
Shares used in per share calculation:
Basic	85,016	82,391	84,099	81,909
Diluted	89,408	86,290	89,290	85,412

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	October 31, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$36,430	$22,312
Short-term investments	43,715	24,605
Accounts receivable, net	54,334	62,266
Prepaid and other current assets	12,054	12,504

Total current assets	146,533	121,687

Investments	117,884	147,877
Property and equipment, net	78,652	79,771
Intangibles, net	94,872	94,505
Other assets	6,996	8,414

Total assets	$444,937	$452,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,930	$3,328
Accrued liabilities	11,847	16,205
Accrued restructuring costs	1,337	1,404
Accrued compensation	16,599	19,210
Income taxes payable	2,262	2,512
Deferred revenues	74,362	65,615

Total current liabilities	108,337	108,274

Convertible subordinated debt	42,151	75,000
Long-term deferred revenues	13,428	11,492
Other long-term liabilities	2,680	1,543

Total liabilities	166,596	196,309

Stockholders’ equity:
Common stock	87	85
Additional paid-in-capital	784,012	769,953
Treasury stock, at cost	(36,154)	(31,972)
Accumulated other comprehensive loss	(6,308)	(5,621)
Accumulated deficit	(463,296)	(476,500)

Total stockholders’ equity	278,341	255,945

Total liabilities and stockholders’ equity	$444,937	$452,254

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